Exhibit 99.1

Press Information

November 5, 2007

ImaRx Therapeutics and Philips to collaborate on potential treatment for ischemic stroke using microbubbles and ultrasound

Tucson, Ariz. and Andover, Mass. – ImaRx Therapeutics, Inc. (Nasdaq: IMRX) and Royal Philips Electronics (NYSE: PHG; AEX: PHI) today announced a research collaboration to evaluate Philips ultrasound technology as part of ImaRx’s SonoLysis™ program to develop new treatment for acute ischemic stroke. Under the agreement, Philips’ Medical Systems division will provide ultrasound devices and technical assistance to ImaRx during laboratory and preclinical studies. The objective of the collaboration is to determine the optimal ultrasound parameters to use with ImaRx’s proprietary MRX-801 microbubble technology.

Stroke is currently the third leading cause of death, and the leading cause of disability, in the United States. Approximately 3 million Americans are currently disabled from stroke, and the American Stroke Association estimates that about $62.7 billion will be spent in the U.S. in 2007 for stroke-related medical costs. The vast majority of strokes, approximately 87 percent according to the American Stroke Association, are ischemic strokes, meaning that they are caused by blood clots that block normal blood flow in the vessels of the brain. Additionally, Datamonitor reports that less than 6 percent of these ischemic stroke patients receive the thrombolytic drug tPA, the only drug currently approved by the FDA to treat acute ischemic stroke.

“There is a tremendous need for new ways to treat ischemic stroke patients,” said Anne LeGrand, senior vice president and general manager, Ultrasound, for Philips Medical Systems. “Philips recognizes the promise of microbubble therapies, and we are pleased to play a role in helping ImaRx advance this important potential treatment. The effort is perfectly aligned with our focus on improving patient care.”

“This research collaboration represents a significant step forward for ImaRx’s SonoLysis program,” said Bradford A. Zakes, president and CEO of ImaRx Therapeutics, Inc. “By working closely with Philips Medical Systems, we are incorporating the leading ultrasound technology and expertise into the early stages of product development, which strengthens our position as we move further through our clinical trials.”

The agreement includes a mutual exclusivity clause during the term of the collaboration. Following completion of the research program, Philips and ImaRx will have an exclusive negotiation period to discuss future development and commercialization.

About SonoLysis

ImaRx’ SonoLysis program is focused on the development of product candidates that involve the administration of its proprietary MRX-801 microbubbles and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues. The sub-micron size of MRX-801 microbubbles may allow them to penetrate a blood clot, so that when ultrasound is applied their expansion and contraction, or cavitation, can break the clot into very small particles. ImaRx is conducting an ongoing Phase I/II multinational clinical trial evaluating its SonoLysis+tPA therapy to treat patients with acute ischemic stroke.

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.

About Royal Philips Electronics
Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is a global leader in healthcare, lighting and consumer lifestyle, delivering products, services and solutions through the brand promise of “sense and simplicity”. Headquartered in the Netherlands, Philips employs approximately 128,100 employees in more than 60 countries worldwide. With sales of USD 34 billion (EUR 27 billion) in 2006, the company is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, personal care and home appliances, as well as consumer electronics. News from Philips is located at www.philips.com/newscenter.

Forward looking statements
This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

Statements made in this release which are not historical in nature with respect to ImaRx’s operations and business, including the potential of ImaRx’s SonoLysis+tPA therapy as a treatment for patients with acute ischemic stroke constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on ImaRx’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks can be found in ImaRx’s filings with the Securities and Exchange Commission.

Media inquiries, please contact:
Philips: Steve Kelly, Philips Medical Systems
          Tel: +1 425 487 7479
          steve.kelly@philips.com

          Ian Race, Philips Medical Systems
          Tel: +1 978 659 4624
          ian.race@philips.com
ImaRx Therapeutics, Inc.:
          Jennifer Marshall
          Vice President Corp. Development
          +1 520-770-1259
          jlmarshall@imarx.com
Lippert/Heilshorn & Associates
          Bruce Voss or Don Markley
          +1 310-691-7100
          dmarkley@lhai.com